Exhibit 10.3

NEW JERSEY RESOURCES CORPORATION
2017 Stock Award and Incentive Plan
Restricted Stock Units Agreement

This Restricted Stock Units Agreement (the “Agreement”), which includes the attached “Terms and Conditions of Restricted Stock Units” (the “Terms and Conditions”), confirms the grant on November ___, 2025 (the “Grant Date”) by NEW JERSEY RESOURCES CORPORATION, a New Jersey corporation (the “Company”), to ____________________ (“Employee”), under Section 6(e) of the 2017 Stock Award and Incentive Plan (the “Plan”), of Restricted Stock Units, including rights to Dividend Equivalents as specified herein, as follows:

Number of Restricted Stock Units granted:          _________

How Restricted Stock Units Vest:  The Restricted Stock Units, if not previously forfeited, will vest on the dates and as to the number of Restricted Stock Units in the following table provided Employee remains employed by the Company or a Subsidiary from the Grant Date through the Stated Vesting Date:

Stated Vesting Date	Number of Restricted Stock Units that Vest at that Date

October 15, 2026	________
October 15, 2027	________
October 15, 2028	________

In addition, if not previously vested or forfeited, the Restricted Stock Units (i) will become immediately vested in full upon a Change in Control prior to the Stated Vesting Date, if (A) Employee remains employed by the Company or a Subsidiary from the Grant Date through the Change in Control and (B) no provision is made for the continuance, assumption or substitution of the Restricted Stock Units by the Company or its successor in connection with the Change in Control; and (ii) will become vested upon the Employee’s Termination of Employment, prior to the Stated Vesting Date, to the extent provided in Section 3 of the attached Terms and Conditions. The terms “vest” and “vesting” mean that the Restricted Stock Units have become earned and payable. If Employee has a Termination of Employment prior to a Stated Vesting Date, and the Restricted Stock Units are not otherwise deemed vested by or as of that date as set forth above, such unvested Restricted Stock Units will be immediately forfeited. Forfeited Restricted Stock Units cease to be outstanding and in no event will thereafter result in any delivery of shares of Stock to Employee.

Settlement:  The Restricted Stock Units, to the extent vested, including Restricted Stock Units credited as the result of Dividend Equivalents, to the extent vested, will be settled by delivery of one share of Stock for each Restricted Stock Unit to be settled, as soon as administratively practicable (and no later than 60 days) after the earlier of (i) the Stated Vesting Date that corresponds to the applicable tranche of vested Restricted Stock Units or (ii) a Change in Control if no provision is made for the continuance, assumption or substitution of the Restricted Stock Units by the Company or its successor in connection with the Change in Control. Notwithstanding the foregoing, the Committee may determine to permit Employee to elect to defer settlement (or re-defer) if such election would be permissible under Section 11(k) of the Plan and Code Section 409A. In addition to any applicable requirements under Code Section 409A, any such deferral election shall be made only while Employee remains employed and at a time permitted under Code Section 409A. The form under which an election is made shall set forth the time and form of payment of such amount deferred. Any amount deferred shall be subject to a six (6)-month delay upon payment if required under Section 11(k)(i)(F) of the Plan. Any elective deferral will be subject to such additional terms and conditions as the Senior Vice President, Human Resources, or the officer designated by the Company as responsible for administration of the Agreement, may reasonably impose.

Further Conditions to Settlement:  Notwithstanding any other provision of this Agreement, except as otherwise set forth below, the Company’s obligation to settle the Restricted Stock Units and Employee’s right to distribution of the Restricted Stock Units will be forfeited immediately upon the occurrence of any one or more of the following events (defined terms are attached hereto as Exhibit B):

(a)
Competitive Employment. In the event that Employee, prior to full settlement of the Restricted Stock Units and within the Restricted Territory, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, performs services of the type which are the same as or similar to those conducted, authorized, offered or provided by Employee to the Company within the last 24 months, and which support business activities which compete with the Business of the Company. During the Restricted Period subject to the Retention Award, Employee shall provide written notice to NJR of the name of any person or entity, as well as the assigned location, title/role, territory(ies), duties and responsibilities related to all positions (whether as an employee, contractor, or otherwise) held by Employee. Additionally, as a condition to receiving any Retention Award, Employee, if requested, must certify in writing the name and address of their current employer and the nature of their current position.

(b)
Recruitment of Company Employees and Contractors. In the event that Employee, prior to full settlement of the Restricted Stock Units, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicits or induces any employee or independent contractor of the Company with whom Employee had Material Contact to terminate or lessen such employment or contract with the Company.

(c)
Solicitation of Company Customers. In the event that Employee, prior to full settlement of the Restricted Stock Units, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicits any actual or prospective customers of the Company with whom Employee had Material Contact for the purpose of selling any products or services which compete with the Business of the Company.

(d)
Solicitation of Company Vendors. In the event that Employee, prior to full settlement of the Restricted Stock Units, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicits any actual or prospective vendor of the Company with whom Employee had Material Contact for the purpose of purchasing products or services to support business activities which compete with the Business of the Company.

(e)
Breach of Confidentiality. In the event that Employee, at any time prior to full settlement of the Restricted Stock Units, directly or indirectly, divulges or makes use of any Confidential Information or Trade Secrets of the Company other than in the performance of Employee’s duties for the Company. This provision does not limit the remedies available to the Company under common or statutory law as to trade secrets or other forms of confidential information, which may impose longer duties of non-disclosure and provide for injunctive relief and damages. Notwithstanding anything herein to the contrary, nothing herein is intended to or will be used in any way to prevent Employee from providing truthful testimony under oath in a judicial or administrative proceeding or to limit Employee’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law. The Employee further understands nothing herein limits the Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission (‘Government Agencies”). Nothing herein limits the Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by the Government Agency, including providing documents or information without notice to the Company. This Agreement does not limit the Employee’s right to receive an award for information provided to any Government Agency. Notwithstanding anything herein to the contrary, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Employee files a lawsuit for retaliation for reporting a suspected violation of law, the Employee may disclose the Trade Secret to his or her attorney and use the Trade Secret information in the court proceeding, as long as the Employee files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.

(f)
Return of Property and Information.  In the event that prior to full settlement of the Restricted Stock Units Employee fails to return all of the Company’s property and information (whether confidential or not) within Employee’s possession or control within seven (7) calendar days following the termination or resignation of Employee from employment with the Company. Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to Employee or which Employee has developed or collected in the scope of Employee’s employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, Employee shall certify in writing that Employee has complied with this provision and has permanently deleted all Company information from any computers or other electronic storage devices or media owned by Employee. Employee may only retain information relating to the Employee’s benefit plans and compensation to the extent needed to prepare Employee’s tax returns.

(g)
Disparagement.  In the event that prior to full settlement of the Restricted Stock Units Employee makes any statements, either verbally or in writing, that are disparaging with regard to the Company or any of its subsidiaries or their respective executives and Board members.

(h)
Failure to Provide Information.  In the event that prior to full settlement of the Restricted Stock Units Employee fails to promptly and fully respond to requests for information from the Company regarding Employee’s compliance with any of the foregoing conditions.

If it is determined by the Leadership Development and Compensation Committee of the Company’s Board of Directors, in its sole discretion, that any of the foregoing events have occurred prior to full settlement of the Restricted Stock Units, any unpaid portion of the Restricted Stock Units will be forfeited without any compensation therefor, provided, however, that none of the foregoing conditions shall restrict any Employee who is a lawyer from practicing law. To the extent any such condition would restrict any Employee who is a lawyer from practicing law or would penalize the Employee for practicing law, such condition shall not be effective and the Leadership Development and Compensation Committee may not forfeit any of the Restricted Stock Units on account therefor.

The Restricted Stock Units are subject to the terms and conditions of the Plan and this Agreement, including the attached Terms and Conditions deemed a part hereof. The number of Restricted Stock Units and the kind of shares deliverable in settlement and other terms and conditions of the Restricted Stock Units are subject to adjustment in accordance with Section 4(b) of the attached Terms and Conditions and Section 11(c) of the Plan.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Employee acknowledges and agrees that (i) Restricted Stock Units are nontransferable, except as provided in Section 2 of the attached Terms and Conditions and Section 11(b) of the Plan, (ii) the Restricted Stock Units are subject to forfeiture in the event of Employee’s Termination of Employment in certain circum-stances prior to vesting, as specified in Section 3 of the attached Terms and Conditions, and (iii) sales of the shares of Stock following vesting and settlement of the Restricted Stock Units will be subject to the Company’s policy regulating trading by employees.

IN WITNESS WHEREOF, NEW JERSEY RESOURCES CORPORATION has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

Employee	Stephen D. Westhoven
Title	President and Chief Executive Officer

Date

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

The following Terms and Conditions apply to the Restricted Stock Units granted to Employee by NEW JERSEY RESOURCES CORPORATION (the “Company”), and Restricted Stock Units resulting from Dividend Equivalents (as defined below), if any, as specified in the Restricted Stock Units Agreement (of which these Terms and Conditions form a part).  Certain terms of the Restricted Stock Units, including the number granted, vesting date(s) and settlement times, are set forth on the preceding pages, which is an integral part of this Agreement.

1.           General.

(a)          The Restricted Stock Units are granted to Employee under the Company’s 2017 Stock Award and Incentive Plan (the “Plan”), a copy of which has been previously delivered to Employee and/or is available upon request to the Human Resources Department.  All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.  If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern.  By accepting the grant of Restricted Stock Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations relating to the Plan and grants thereunder of the Leadership Development and Compensation Committee of the Company’s Board of Directors (the “Committee”) made from time to time.

(b)       Account for Employee. The Company shall maintain a bookkeeping account for Employee (the “Account”) reflecting the number of Restricted Stock Units then credited to Employee hereunder as the result of such grant of Restricted Stock Units and any crediting of additional Restricted Stock Units to Employee pursuant to dividends paid on shares of Stock under Section 4 hereof (“Dividend Equivalents”).

2.          Nontransferability.  Until such time as the Restricted Stock Units are settled by delivery of Stock in accordance with this Agreement, Employee may not transfer Restricted Stock Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 11(b) of the Plan. This restriction on transfer precludes any sale, assignment, pledge, or other encumbrance or disposition of the Restricted Stock Units (except for forfeitures to the Company).

3.          Termination of Employment. The following provisions will govern the vesting or forfeiture, and the settlement, of the Restricted Stock Units that are outstanding at the time of Employee’s Termination of Employment (i) due to Employee’s death, Disability or Retirement, (ii) by the Company without Cause or by the Employee for Good Reason, in either case during the CIC Protection Period, or (iii) under circumstances other than those set forth in the immediately preceding clauses (i) and (ii), in each case prior to the Stated Vesting Date that corresponds to the applicable tranche of Restricted Stock Units, unless otherwise determined by the Committee (subject to Section 7(e) hereof):

(a)         Death, Disability or Retirement.  In the event of Employee’s Termination of Employment, prior to the Stated Vesting Date that applies to the applicable tranche of Restricted Stock Units, due to death, Disability or Retirement, the outstanding Restricted Stock Units will be vested with respect to no less than a Pro Rata Portion of the outstanding Restricted Stock Units, to the extent not vested previously, and all Restricted Stock Units, to the extent vested, including Restricted Stock Units credited as the result of Dividend Equivalents, to the extent vested, shall be settled, as soon as administratively practicable (and no later than 60 days) after the earlier of (i) the Stated Vesting Date that corresponds to the applicable tranche of vested Restricted Stock Units or (ii) a Change in Control if no provision is made for the continuance, assumption or substitution of the Restricted Stock Units by the Company or its successor in connection with the Change in Control.  Restricted Stock Units that are not vested by or as of the date of Employee’s Termination of Employment due to death, Disability or Retirement will be immediately forfeited.

(b)         Termination by the Company or by Employee in Certain Events. In the event of Employee’s Termination of Employment, prior to the Stated Vesting Date that applies to the applicable tranche of Restricted Stock Units, by the Company without Cause within the CIC Protection Period and other than for Disability or Retirement, or by Employee for Good Reason within the CIC Protection Period, all such outstanding Restricted Stock Units will be vested, to the extent not previously vested, and all Restricted Stock Units, to the extent vested, including Restricted Stock Units credited as the result of Dividend Equivalents, to the extent vested, shall be settled, as soon as administratively practicable (and no later than 60 days) after (i) the Stated Vesting Date that corresponds to the applicable tranche of vested Restricted Stock Units or (ii) a Change in Control if no provision is made for the continuance, assumption or substitution of the Restricted Stock Units by the Company or its successor in connection with the Change in Control.

(c)        Other Termination of Employment. In the event of Employee’s Termination of Employment, prior to the Stated Vesting Date that applies to the applicable tranche of Restricted Stock Units, (i) other than due to death, Disability or Retirement and (ii) other than by the Company without Cause within the CIC Protection Period and other than for Disability or Retirement, or by Employee for Good Reason within the CIC Protection Period, all Restricted Stock Units, to the extent vested, including Restricted Stock Units credited as the result of Dividend Equivalents, to the extent vested, shall be settled, as soon as administratively practicable (and no later than 60 days) after the earlier of (i) the Stated Vesting Date that corresponds to the applicable tranche of vested Restricted Stock Units or (ii) a Change in Control if no provision is made for the continuance, assumption or substitution of the Restricted Stock Units by the Company or its successor in connection with the Change in Control.  Restricted Stock Units that are not vested by or as of the date of Employee’s Termination of Employment as described herein will be immediately forfeited.

(d)          Certain Definitions.  The following definitions apply for purposes of this Agreement:

(i)           “Cause” has the same definition as under any employment or similar agreement between the Company and Employee or, if no such agreement exists or if such agreement does not contain any such definition, Cause means (i) Employee’s conviction of a felony or the entering by Employee of a plea of nolo contendere to a felony charge, (ii) Employee’s gross neglect, willful malfeasance or willful gross misconduct in connection with his or her employment which has had a significant adverse effect on the business of the Company and its subsidiaries, unless Employee reasonably believed in good faith that such act or non-act was in or not opposed to the best interest of the Company, or (iii) repeated material violations by Employee of the duties and obligations of Employee’s position with the Company which have continued after written notice thereof from the Company, which violations are demonstrably willful and deliberate on Employee’s part and which result in material damage to the Company’s business or reputation.

(ii)         “CIC Protection Period” means the two-year period beginning on the date of a Change in Control and ending on the day before the second annual anniversary of the date of the Change in Control.

(iii)        “Disability” means Employee has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations of his employment because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of at least six consecutive months.  The Company and Employee shall agree on the identity of a physician to resolve any question as to Employee’s disability.  If the Company and Employee cannot agree on the physician to make such determination, then the Company and Employee shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination.  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.  Only the Company can initiate a Termination of Employment due to Disability.

(iv)        “Good Reason” has the same definition as under any employment or similar agreement between the Company and Employee; but, if no such agreement exists or if any such agreement does not contain or reference any such definition, Good Reason shall not apply to the Employee for purposes of this Agreement.

(v)          “Pro Rata Portion” means, for each tranche of Restricted Stock Units, a fraction the numerator of which is the number of days that have elapsed from the first day of the Company’s fiscal year which includes the Grant Date to the date of Employee’s Termination of Employment and the denominator of which is the number of days from the first day of the Company’s fiscal year which includes the Grant Date to the Stated Vesting Date for that tranche.  A “tranche” is each portion of the Restricted Stock Units that has a unique Stated Vesting Date.

(vi)         “Retirement” means Employee’s voluntary Termination of Employment on or after (i) the Employee has attained age 55 or greater, and (ii) the sum of the Employee’s age plus Years of Service equals or exceeds 65.

(vii)       “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code (“Section 424(f) Corporation”) and any partnership, limited liability company or joint venture in which either the Company or Section 424(f) Corporation is at least a 50% equity participant.

(viii)       “Termination of Employment” and “Termination” means the earliest time at which Employee is not employed by the Company or a Subsidiary of the Company and is not serving as a non-employee director of the Company or a Subsidiary of the Company, subject to Section 7(f) below.

(ix)         “Years of Service” means the cumulative consecutive years of active and continuous employment with the Company or a Subsidiary of the Company (including approved leaves of absence of six (6) months or less or legally protected leaves of absence), beginning on the date of the Employee’s most recent date of hire with the Company or a Subsidiary of the Company and counting each anniversary thereof. A partial year of employment shall not be treated as a Year of Service.

(e)         Termination by the Company for Cause.  In the event of Employee’s Termination of Employment by the Company for Cause, the portion of the then-outstanding Restricted Stock Units not vested previously will be forfeited immediately upon notice to Employee that the Company is terminating the Employee’s employment for Cause (notwithstanding whether Employee is eligible to terminate employment due to Good Reason, Disability or Retirement at that time).

4.           Dividend Equivalents and Adjustments.

(a)          Dividend Equivalents. Dividend Equivalents will be credited on Restricted Stock Units (other than Restricted Stock Units that, at the relevant record date, previously have been settled or forfeited) and deemed converted into additional Restricted Stock Units. Dividend Equivalents will be credited as follows, except that the Company may vary the manner of crediting (for example, by crediting cash Dividend Equivalents rather than additional Restricted Stock Units) for administrative convenience:

(i)           Cash Dividends.  If the Company declares and pays a dividend or distribution on shares of Stock in the form of cash, then additional Restricted Stock Units shall be credited to Employee’s Account as of the payment date of such cash dividend or distribution (or settled as of the payment date of such cash dividend or distribution if the Restricted Stock Units are to be settled before the payment date) equal to the number of Restricted Stock Units credited to the Account as of the record date of such dividend or distribution multiplied by the amount of cash paid per share of Stock in such dividend or distribution divided by the Fair Market Value of a share of Stock at the payment date for such dividend or distribution.

(ii)         Non-Share Dividends. If the Company declares and pays a dividend or distribution on shares of Stock in the form of property other than shares of Stock, then a number of additional Restricted Stock Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution (or settled as of the payment date for such dividend or distribution if the Restricted Stock Units are to be settled before the payment date) equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date for such dividend or distribution.

(iii)        Share Dividends and Splits.  If the Company declares and pays a dividend or distribution on shares of Stock in the form of additional shares of Stock, or there occurs a forward split of shares of Stock, then a number of additional Restricted Stock Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution or forward split (or settled as of the payment date for such dividend or distribution or forward split if the Restricted Stock Units are to be settled before the payment date) equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock.

(b)          Adjustments.  The number of Restricted Stock Units credited to Employee’s Account shall be appropriately adjusted in order to prevent dilution or enlargement of Employee’s rights with respect to Restricted Stock Units or to reflect any changes in the number of outstanding shares of Stock resulting from any event referred to in Section 11(c) of the Plan, taking into account any Restricted Stock Units credited to Employee in connection with such event under Section 4(a) hereof. In furtherance of the foregoing, in the event of an equity restructuring, as defined in ASC Topic 718, which affects the shares of Stock, Employee shall have a legal right to an adjustment to Employee’s Restricted Stock Units which shall preserve without enlarging the value of the Restricted Stock Units, with the manner of such adjustment to be determined by the Committee in its discretion.  All adjustments will be made in a manner as to maintain the Restricted Stock Units’ exemption from Code Section 409A or, to the extent Code Section 409A applies, to comply with Code Section 409A.  Any adjustments shall be subject to the requirements and restrictions set forth in Section 11(c) of the Plan.

(c)        Risk of Forfeiture and Settlement of Restricted Stock Units Resulting from Dividend Equivalents and Adjustments. Restricted Stock Units which directly or indirectly result from Dividend Equivalents on or adjustments to Restricted Stock Units granted hereunder shall be subject to the same risk of forfeiture and other conditions as apply to the granted Restricted Stock Units with respect to which the Dividend Equivalents or adjustments related and will be settled at the same time as such related Restricted Stock Units (unless the Restricted Stock Units are to be settled prior to the payment date of the Dividend Equivalents or the date of the adjustments, in which case the Dividend Equivalents or adjustments will be settled at the payment date of the dividend or the date of the adjustments (and in no event later than sixty (60) days after the Restricted Stock Units otherwise are to be settled)).

5.           Other Terms of Restricted Stock Units.

(a)         Voting and Other Shareholder Rights.  Employee shall not be entitled to vote Restricted Stock Units on any matter submitted to a vote of holders of Common Stock and shall not have any other rights of a shareholder of the Company, unless and until the Restricted Stock Units are settled as described in the Agreement.

(b)         Consideration for Grant of Restricted Stock Units.  Employee shall not be required to pay cash consideration for the grant of the Restricted Stock Units and Dividend Equivalents, but Employee’s performance of services to the Company prior to the settlement of the Restricted Stock Units shall be deemed to be consideration for this grant of Restricted Stock Units and Dividend Equivalents.

(c)        Insider Trading Policy Applicable.  Employee acknowledges that sales of shares resulting from Restricted Stock Units that have been settled will be subject to the Company’s policies governing the purchase and sale of Company securities.

(d)        Certificates Evidencing Restricted Stock Units.  On the date any Restricted Stock Units subject to this Agreement are to be settled (the “Payment Date”), such Restricted Stock Units shall be settled by the Company delivering to the Employee, a number of shares of Stock equal to the number of shares of Restricted Stock Units that are to be settled upon that Payment Date, subject to any applicable withholding requirements described below. The Company shall issue the shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Employee. Delivery of any certificates will be made to the Employee’s last address reflected on the books of the Company unless the Company is otherwise instructed in writing.  Neither the Employee nor any of the Employee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units and Dividend Equivalents that are so paid.

6.          Employee Representations and Warranties and Release.  As a condition to settlement of the Restricted Stock Units to Employee that vest upon Termination of Employment, the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation, and (ii) to execute a release from claims against the Company arising at or before the date of such release, in such form as may be specified by the Company, and not revoke such release prior to the expiration of any applicable revocation period, all within sixty (60) days after Termination of Employment.

7.           Miscellaneous.

(a)       Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties.  This Agreement constitutes the entire agreement between the parties with respect to the Restricted Stock Units and supersedes any prior agreements (either verbal or written) or documents with respect to the Restricted Stock Units.  No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Restricted Stock Units shall be valid unless expressed in a written instrument executed by Employee.

(b)        No Promise of Employment. The Restricted Stock Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c)       Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of New Jersey, without giving effect to principles of conflicts of laws, and applicable federal law.

(d)        Fractional Restricted Stock Units and Shares. The number of Restricted Stock Units credited to Employee’s Account shall include fractional Restricted Stock Units calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a third-party broker or agent that can accommodate fractional shares (without requiring issuance of a fractional Share by the Company), upon settlement of the Restricted Stock Units, the Committee, in its sole discretion, may either (i) round the fractional Share to be delivered up to a whole Share or (ii) provide that  Employee shall be paid, in cash, an amount equal to the value of any fractional Share that would have otherwise been deliverable in settlement of such Restricted Stock Units.

(e)         Mandatory Tax Withholding.  Unless otherwise determined by the Committee, or unless Employee has elected at least 90 days prior to payout to satisfy the tax obligations in cash by other means, at the time of settlement of the Restricted Stock Units to Employee, the Company will withhold first from any cash payable and then from any Shares deliverable, in accordance with Section 11(d)(i) of the Plan, the number of whole Shares having a value nearest to, but not exceeding, the amount of income and employment taxes to be withheld (after withholding of any cash payable hereunder) (only with respect to the minimum number of Shares necessary to satisfy statutory withholding requirements, unless withholding of any additional number of Shares will not result in additional accounting expense to the Company and is permitted by the Committee), and pay the amount of such withholding taxes in cash to the appropriate taxing authorities.  Employee will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon settlement of the Restricted Stock Units.

(f)        Notices.  Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Senior Vice President, Human Resources, and any notice to Employee shall be addressed to Employee at Employee’s address as then appearing in the records of the Company.

(g)         Compliance with Code Section 409A. Other provisions of this Agreement notwithstanding, because the Restricted Stock Units described herein will constitute a “deferral of compensation” under Section 409A of the Code (“Code Section 409A”) as presently in effect (i.e., the Restricted Stock Units are not excluded or exempted under Code Section 409A or a regulation or other official governmental guidance thereunder; Note: an elective deferral would cause the Restricted Stock Units, if not already, to be a deferral of compensation subject to Code Section 409A after the deferral), such Restricted Stock Units are considered a 409A Award under the Plan and shall be subject to the additional requirements set forth in Section 11(k) of the Plan, including without limitation that (i) Termination of Employment shall be construed consistent with the meaning of a Separation from Service under Section 409A of the Code and (ii) a Change in Control under this Agreement shall be construed consistent with the meaning of a 409A Ownership/Control Change.

Exhibit B
NEW JERSEY RESOURCES CORPORATION
2017 Stock Award and Incentive Plan
Definitions Under Further Conditions to Settlement

a.	“Business of the Company” means the following areas of its business which are selected below, which Employee acknowledges are areas of the Company’s business in which Employee has responsibilities:

Natural Gas Distribution: Consists of New Jersey Natural Gas Company (“NJNG”), a natural gas utility company that provides regulated retail natural gas service to residential and commercial customers in central and northern New Jersey and participates in the off-system sales and capacity release markets, and is developing a broad range of strategies to decarbonize its operations, including clean fuels and behind the meter solutions.

Energy Services: Maintains and transacts around a portfolio of physical assets consisting of natural gas storage and transportation contracts and also provides wholesale energy management services to other energy companies and natural gas producers in market areas including states from the Gulf Coast and Mid-continent regions to the Appalachian and Northeast regions, the West Coast and Canada.

Clean Energy Ventures: Investor, owner, and operator in the renewable energy sector, including, but not limited to, investments in commercial rooftop and ground mount solar systems.

Storage and Transportation: Includes investments in natural gas transportation and storage assets and is comprised of the following: Steckman Ridge, which is a partnership that owns and operates a 17.7 Bcf natural gas storage facility, with up to 12 Bcf working capacity, in western Pennsylvania that is 50 percent owned by a Company Subsidiary; Leaf River Energy Center, a natural gas storage facility located in southeastern Mississippi with a combined working natural gas storage capacity of 32.2 million dekatherms; and Adelphia Gateway, an 84-mile pipeline in southeastern Pennsylvania and Delaware.

Home Services: Consists of NJR Home Services Company, which provides Heating, Ventilating, and Air Conditioning (HVAC) service, sales and installation of appliances, as well as installation of solar equipment and plumbing services.

b.
“Confidential Information” means all valuable and/or proprietary information (in oral, written, electronic or other forms) belonging to or pertaining to the Company, its customers and vendors, that is not generally known or publicly available, and which would be useful to competitors of the Company or otherwise damaging to the Company if disclosed.  Confidential Information may include, but is not necessarily limited to:  (i) the identity of the Company’s customers or potential customers, their purchasing histories, and the terms or proposed terms upon which the Company offers or may offer its products and services to such customers, (ii) the identity of the Company’s vendors or potential vendors, and the terms or proposed terms upon which the Company may purchase products and services from such vendors, (iii) technology used by the Company to provide its services, (iv) the terms and conditions upon which the Company employs its employees and independent contractors, (v) marketing and/or business plans and strategies, (vi) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company, and (vii) information provided to the Company by customers and other third parties under a duty to maintain the confidentiality of such information. Notwithstanding the foregoing, Confidential Information does not include information that:  (i) has been voluntarily disclosed to the public by Company or any employer, except where such public disclosure has been made by Employee without authorization from Company or employer; (ii) has been independently developed and disclosed by others, or (iii) which has otherwise entered the public domain through lawful means. Confidential Information also does not include information related to any claim of sexual harassment or sexual assault and nothing herein restricts the disclosure of such information.  Nothing herein shall prohibit, prevent or restrict the Employee from reporting any allegations of unlawful conduct to federal, state or local officials or to an attorney retained by the Employee.

c.
“Material Contact” means contact in person, by telephone, or by paper or electronic correspondence, or the supervision of those who have such conduct, and which is done in furtherance of the business interests of the company and within the last 36 months.

d.	“Restricted Territory” consists of the following areas, to the extent such areas have been identified as applicable to the definition of the “Business of the company” above:

Natural Gas Distribution: The State of New Jersey and for those employees engaged in or supervising off system sales, the States of New Jersey, New York and Pennsylvania.

Energy Services: The States of Alabama, Arkansas, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maryland, Minnesota, Mississippi, Missouri, Montana, North Dakota, New Jersey, New York, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Virginia and West Virginia.

Clean Energy Ventures: The States of New Jersey, Rhode Island, Connecticut, New York, Michigan, Indiana, Pennsylvania and Maryland.

Storage and Transportation: The States of New Jersey, New York, Connecticut, Pennsylvania, Delaware, Virginia West Virginia, Mississippi, Alabama, Louisiana and Texas.

Home Services: The State of New Jersey.

e.	“Trade Secrets” means a trade secret of the Company as defined by applicable law.